EXHIBIT 10.3

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of June 1, 2021, by and between ___________ (the “Executive”) and ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.       Term. The Executive’s employment hereunder shall be effective as of the date hereof (the “Effective Date”) and shall continue until the first anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such first anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.       Position and Duties.

2.1       Position. During the Employment Term, the Executive shall serve as the _________________, reporting to_______________. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by __________________, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.

2.2       Duties. During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Compliance Officer, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. Notwithstanding the foregoing, the Executive shall not be restricted from participating in any Activities outlined in Exhibit A of the Non-Compete, Non-Solicit and Non-Disclosure agreement attached provided such Activities do not at any time during the Employment Term, conflict or interfere with the performance of the Executives duties hereunder.

3.       Place of Performance. The principal place of Executive’s employment shall be remote; provided that, the Executive may be required to travel on Company business during the Employment Term from time to time.

4.       Compensation.

4.1       Base Salary. The Company shall pay the Executive an annual base salary of $_______________ in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive’s base salary may not be decreased during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2       Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.3       Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.4       Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to ten days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.5       Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures as such policies may exist from time to time.

4.6       Indemnification.

(a)       In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)       During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

4.7       Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.       Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment. On termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1       Expiration of the Term, For Cause, or Without Good Reason.

(a)       The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, immediately in writing by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated upon the Executive’s failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)       any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii)       reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)       such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)       For purposes of this Agreement, “Cause” shall mean:

(i)       the Executive’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)       the Executive’s willful failure to comply with any valid and legal directive of the VP of Esports Operations;

(iii)       the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)       the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)       the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)       the Executive’s material violation of the Company’s written policies or codes of conduct as such policies may exist from time to time, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii)       the Executive’s willful unauthorized disclosure of Confidential Information (as defined below);

(viii)       the Executive’s breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(ix)       the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive’s employment without notice and with immediate effect.

(c)       For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)       a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)       a relocation of the Executive’s principal place of employment by more than 100 miles;

(iii)       any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv)       the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)       a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement; or

(vi)       a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 5 days of the initial existence of such grounds and the Company has had at least 14 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within 5 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2       Non-Renewal by the Company, Without Cause, or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors (the “Release”) and such Release becoming effective within 10 days following the Termination Date (such 10-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)       a lump sum payment equal to one month of the Executive’s Base Salary for the year in which the Termination Date occurs, which shall be paid within 21 days following the Termination Date.

5.3       Death or Disability.

(a)       The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)       If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)       For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4       Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 26. The Notice of Termination shall specify:

(a)       The termination provision of this Agreement relied upon;

(b)       To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)       The applicable Termination Date.

5.5       Termination Date. The Executive’s “Termination Date” shall be:

(a)       If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)       If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)       If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)       If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to 90 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e)       If the Executive terminates his/her employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 90 day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)       If the Executive’s employment hereunder terminates because either party provides due notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.6       Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.7       Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive [agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8       Section 280G.

(a)       If any of the payments or benefits received or to be received by the Executive (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section (a) or otherwise) as if no Excise Tax had been imposed.

(b)       All calculations and determinations under this Section (a) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section (a), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section (a). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about the Company’s confidential information, and as such agrees to enter into and be bound by the confidentiality terms as set out under the Non-Compete, Non-Solicitation and Non-Disclosure Agreement as set out in Exhibit 1.

8. Restrictive Covenants. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and as such agrees to enter into and be bound by the restrictive covenants as set out under the Non-Compete, Non-Solicitation and Non-Disclosure Agreement as set out in Exhibit 1.

9. Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Compliance Officer.

10. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation , the parties agree to attempt in good faith to settle the dispute by mediation administered by the Judicial Arbitration and Mediation Services (“JAMS”). If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Any arbitral award determination shall be final and binding upon the parties and judgment on the award may be entered in any court having jurisdiction

12. Proprietary Rights.

12.1       Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

12.2       Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

12.3       Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his/her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

12.4       No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

13. Security.

13.1       Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2       Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive’s possession or control.

14. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

15. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

17. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the SVP of Business Development of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

18. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

19. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

20. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

22. Section 409A.

22.1       General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22.2       Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

22.3       Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

22.4       Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

23. Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.

24. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Esports Entertainment Group, Inc.

112 North Curry Street

Carson City

Nevada 89703-4934

Attention: Chief Legal Officer

If to the Executive:

26. Representations of the Executive. The Executive represents and warrants to the Company that:

(a)       The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)       The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

27. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ESPORTS ENTERTAINMENT GROUP, INC.

By
	Name:	OFFICER
Title:

EXECUTIVE
Signature:
Print Name: